Exhibit 4.5

WAIVER AND AMENDMENT AGREEMENT NO. 1 TO

INVESTORS’ RIGHTS AGREEMENT

This Waiver and Amendment Agreement No. 1 to the Investors’ Rights Agreement (as defined below) (the “Agreement”) is made and entered into as of May 19, 2008 (the “Effective Date”) by and among ShangPharma Corporation, a company incorporated and existing under the laws of the Cayman Islands (the “Company”); Mr. Michael Xin Hui and Mrs. Wenjuan Xiao (collectively, the “Founders” and each a “Founder”); ChemExplorer Investment Holdings Limited (BVI) and ChemPartner Investment Holdings Limited (BVI), each, a company incorporated and existing under the laws of the British Virgin Islands (collectively, the “Ordinary Shareholders” and each an “Ordinary Shareholder”); TPG Star Charisma Ltd. and TPG Biotech II Charisma Ltd. (collectively, the “Investors” and each an “Investor”) for the purpose of waiving certain provisions of and amending that certain Investors’ Rights Agreement dated September 7, 2007 (the “Investors’ Rights Agreement”) by and among the Company, the Founders, the Ordinary Shareholders, the Investors and certain Affiliates of the Company named therein. Capitalized terms not defined herein shall have the meanings given to them in the Investors’ Rights Agreement.

Each of the Company, the Founders, the Ordinary Shareholders and the Investors is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to waive certain provisions of and amend the Investors’ Rights Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

1. Amendments to Investors’ Rights Agreement. The Parties hereby amend the Investors’ Rights Agreement as follows:

Section 1.1 Definitions.

Section 1.1 is amended to replace the existing definition of “New Securities” with the following definition of “New Securities”:

‘“New Securities” means any Equity Securities of the Company whether now or hereafter authorized; provided that the term “New Securities” does not include (i) securities issued upon conversion of the Series A Shares; (ii) up to 1,485 Ordinary Shares and Ordinary Share Equivalents (and the Ordinary Shares issuable upon exercise of such Ordinary Share Equivalents) (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) issuable to employees, professional consultants, officers or directors of the Company pursuant to any stock option, share purchase or share bonus plan, agreement or arrangement approved by the Board of Directors; (iii) securities issued in a Qualified Public Offering; (iv) securities issued in connection with any merger or acquisition transaction approved by the Board (with the affirmative vote of at least one of the Series A Directors); (v) securities issued in connection with the establishment of a strategic business relationship approved by the Board (with the affirmative vote of at least one of the Series A Directors); (vi) Ordinary Shares issued upon exercise by the Investors of the call option in accordance with the Investors’ Option Agreement; (vii) securities issued in connection with a share split, share dividend, combination, recapitalization or similar change in the capital structure of the Company; or (viii) any other issuance of Equity Securities approved by a majority of the Board (including the affirmative vote of at least one of the Series A Directors).’

Section 10.1 ESOP

Section 10.1(c)

The original language of Section 10.1(c) below:

“Any equity incentives granted to employees of any Group Company under the Founder ESOP shall be subject to the same vesting schedule as those incentives granted under the ESOP as described in Section 10.1(b) above.”

is hereby amended to read as follows:

“Any equity incentives granted to employees of any Group Company under the Founder ESOP shall vest, with respect to fifty-percent (50%) of such equity incentives, on the first anniversary of the date of grant, with the remaining fifty-percent (50%) of such equity incentives to vest on the second anniversary of the date of grant.”

2. Waiver of Certain Provisions of the Investors’ Rights Agreement. Each of the Parties hereby consents to the following waivers with respect to the Investors’ Rights Agreement:

(a) Section 10.1(a). Each Party hereby irrevocably waives, with respect to the option grants to be made pursuant to the ESOP, the requirement that the Company must achieve the Net Profit Guarantee prior to such option grants being made.

(b) Section 10.1(c). Each Party hereby irrevocably waives the requirement that Mr. Michael Hui must deliver a written notice to the Investors at least fifteen (15) days prior to the establishment of the Founder ESOP setting forth (i) the number of Ordinary Shares and/or options to purchase Ordinary Shares that shall be granted pursuant to the Founder ESOP, and (ii) the list of Persons who shall be eligible to receive such grants under the Founder ESOP (items (i) and (ii), collectively, the “Founder ESOP Information”); provided however that the Investors’ consent to the waiver provided in this sub-section (b) is conditional on delivery of a written notice to the Investors setting forth the Founder ESOP not less than one (1) day prior to the establishment of the Founder ESOP.

3. Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

4. Effectiveness of Agreement. This Agreement shall become effective upon the execution hereof by all parties.

5. No Other Modification or Waiver of Existing Terms. Except as expressly set forth herein, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect or constitute a waiver of any of the terms, conditions, obligations, covenants or agreements contained in the Investors’ Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

6. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and such counterparts may be delivered by facsimile or electronic mail.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement as of the Effective Date.

SHANGPHARMA CORPORATION

By:	/s/ Michael Hui

Name:	Michael Hui

Capacity:	Chief Executive Officer

TPG STAR CHARISMA LTD.

By:	/s/ Clive D. Bode

Name:	Clive D. Bode

Capacity:	Vice President

TPG BIOTECH II CHARISMA LTD.

By:	/s/ Clive D. Bode

Name:	Clive D. Bode

Capacity:	Vice President

/s/ Michael Xin Hui

MICHAEL XIN HUI

/s/ Wenjuan Xiao

WENJUAN XIAO

CHEMPARTNER INVESTMENT HOLDINGS LIMITED (BVI)

By:	/s/ Michael Hui

Name:	Michael Hui

Capacity:	Managing Director

CHEMEXPLORER INVESTMENT HOLDINGS LIMITED (BVI)

By:	/s/ Michael Hui

Name:	Michael Hui

Capacity:	Managing Director